August 9, 2005

OYO Geospace Corporation
7007 Pinemont Drive
Houston, Texas 77040

Ladies and Gentlemen:

We have acted as counsel to OYO Geospace Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,400,000 shares of common stock, $.01 par value, of the Company (the "Shares") on the shelf registration statement on Form S-3 (File No. 333-124314), as amended and supplemented (the "Registration Statement"), in connection with the offering by OYO Corporation U.S.A., a Texas corporation (the "Selling Stockholder") of the Shares pursuant to the terms and conditions of the Underwriting Agreement dated August 8, 2005 (the "Underwriting Agreement"), by and among the Company, the Selling Stockholder, RBC Capital Markets Corporation and Simmons & Company International.

In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and exhibits thereto, the Underwriting Agreement and exhibits and schedules thereto, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinion contained herein.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares being offered by the Selling Stockholder have been duly authorized and validly issued and are fully paid and nonassessable.

The opinion expressed herein relates solely to, is based solely upon and is limited exclusively to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the prospectus included as part of the Registration Statement.

Very truly yours,

[Original signed by
Fulbright & Jaworski L.L.P.]

Fulbright & Jaworski L.L.P.